Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‑200923 and 333‑200919 on Form S‑8 of our reports dated March 24, 2016, relating to the consolidated and combined financial statements and financial statement schedule of KLX Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the consolidated and combined financial statements) and the effectiveness of KLX Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10‑K of KLX Inc. for the year ended January 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

March 24, 2016